Exhibit 107

Form S-3

(Form Type)

Sharps Technology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Title of Each Class Of Securities To Be Registered	Fee Calculation Rule	Amount of Securities to be Registered(1	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value	Rule 457(o)
Fees to be Paid	Equity	Preferred Stock, $0.001 par value	Rule 457(o)
Fees to be Paid	Other	Warrants	Rule 457(o)
Fees to be Paid	Other	Rights	Rule 457(o)
Fees to be Paid	Other	Units	Rule 457(o)
Fees to be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)			$200,000,000	$0.0001102	$22,040
Carry Forward Securities
Carry Forward Securities

	Total Offering Amounts					$200,000,000		$22,040
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$22,040

(1)	This registration statement registers such indeterminate number of shares of common stock, preferred stock, such indeterminate number of warrants or rights to purchase common stock or preferred stock, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $200,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants or rights, pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to General Instruction I.B.6. of the Form S-3, if the aggregate market value of the registrant’s outstanding voting and non-voting common equity held by non-affiliates does not equal or exceed $75,000,000 subsequent to the effective date of this registration statement, then the aggregate offering price of all types of securities that the registrant may issue in primary offerings pursuant to this registration statement during any 12-month period may not exceed one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant. In the event that subsequent to the effective date of this registration statement, the aggregate market value of the registrant’s outstanding common stock held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made in primary offerings pursuant to this registration statement.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.